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                                FORM U-13-60/A
                   MUTUAL AND SUBSIDIARY SERVICE COMPANIES*
                           Revised February 7, 1980


                                 ANNUAL REPORT

                                FOR THE PERIOD

            Beginning January 1, 1996 and Ending December 31, 1996

                                    TO THE

                   U. S. SECURITIES AND EXCHANGE COMMISSION

                                      OF

                               AYP CAPITAL, INC.

                           A Nonutility Subsidiary*

                    Date of Incorporation: August 18, 1994.

          If not incorporated, Date of Organization:  Not Applicable


               State or Sovereign Power under which Incorporated

                            or Organized:  Delaware


                  Location of Principal Executive Offices of

                              Reporting Company:

                     10435 Downsville Pike, Hagerstown, MD


           Name, title and address of officer to whom correspondence

                  concerning this report should be addressed:

                          Thomas J. Kloc, Controller
                               AYP Capital, Inc.
                             10435 Downsville Pike
                           Hagerstown, MD 21740-1766



                    Name of Principal Holding Company Whose

                Subsidiaries are served* by Reporting Company:

                         Allegheny Power System, Inc.


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1.    Applicant hereby amends its Form U-13-60, Exhibit 27, Financial Data
Schedule, by deleting it in its entirety and substituting the attached Financial Data Schedule.

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                                   SIGNATURE

            Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.
                                          AYP CAPITAL, INC.

                                               /s/ Carol G. Russ
                                          By:
                                                   Carol G. Russ
                                                   Counsel

Dated:  May 1, 1997